Exhibit (14)(a)
Consent of Independent Registered Public Accounting Firm
Prospect Capital Corporation
New York, New York
     We hereby consent to the use in this Registration Statement of our report dated September 4, 2008, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in this Registration Statement.
/s/ BDO Seidman, LLP
New York, New York
September 3, 2009